UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Universal Health Realty Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting (the “Annual Meeting”) of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Wednesday, June 13, 2018 at 10:00 a.m., at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)

the election by our shareholders of two Class II Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2021 or the election and qualification of their successors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;
(3)	to ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for your comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman of the Board,
Chief Executive Officer and President

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 13, 2018

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Wednesday, June 13, 2018 at 10:00 a.m., at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)

the election by our shareholders of two Class II Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2021 or the election and qualification of their successors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;
(3)	to ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on April 16, 2018. You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, June 13, 2018:

The Proxy Statement and Annual Report to Shareholders are available at

http://www.edocumentview.com/UHT

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 26, 2018

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?
A:

This Proxy Statement and enclosed forms of proxy (first mailed to shareholders who requested to receive printed Proxy Materials on or about April 26, 2018) are furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”), or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other shareholders beginning on or about April 26, 2018. The Annual Meeting will be held on Wednesday, June 13, 2018 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?
A:

The Annual Meeting is being held to: (1) elect two Class II Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2021 or the election and qualification of their successors; (2) conduct an advisory (nonbinding) vote to approve named executive officer compensation; (3) ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018; (4) transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.      Q: Why did Shareholders receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?

A:

In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Shareholders, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to shareholders, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit www.edocumentview.com/UHT. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

4.	Q: Who may attend the Annual Meeting?
A:

Shareholders of record as of the close of business on April 16, 2018, or their duly appointed proxies, may attend the meeting. Shareholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our shares as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?
A:

Only shareholders of record as of the close of business on April 16, 2018 are entitled to vote at the Annual Meeting. On that date, 13,736,311 shares of beneficial interest, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?
A:

The principal solicitation of proxies is being made by our Board of Trustees by mail. Certain of our officers and employees and certain officers and employees of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”), or its affiliates, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. In addition, we may retain a third-party proxy solicitation service, to assist in the solicitation of proxies who may solicit proxies personally, by telephone and by mail.

7.	Q: What items of business will be voted at the Annual Meeting?
A:

The items of business that will be voted are the election of two Class II Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2021 or the election and qualification of their successors; an advisory (nonbinding) vote to approve named executive officer compensation; and ratification of the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

8.	Q: How does the Board of Trustees recommend that I vote?
A:	The Board of Trustees recommends that you vote your shares FOR the nominees for Class II Trustees (Proposal No. 1).

The Board of Trustees recommends that you vote your shares FOR the approval of our named executive officer compensation (Proposal No. 2).

The Board of Trustees recommends that you vote your shares FOR the ratification of the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 3).

9.	Q: How will voting on any other business be conducted?
A:

Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, your signed proxy confers discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment.

10.	Q: What is the difference between a “shareholder of record” and a “street name” holder?
A:

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a shareholder of record?
A:

For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, your enclosed proxy card. If you received printed proxy materials, you may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” the nominees for Trustee, “FOR” the approval of our named executive officer compensation, and “FOR” the ratification of the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018. You may also vote by telephone or internet.

12.	Q: How do I vote by telephone or electronically?
A:

Instead of submitting your vote by mail on the enclosed proxy card (if you received printed proxy materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

13.	Q: How do I vote my shares if they are held in street name?
A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.
14.	Q: Can I change or revoke my vote?
A:

Yes. Any proxy executed and returned to us is revocable by delivering a later signed and dated proxy or other written notice to our Secretary at any time prior to its exercise. Your proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What are my voting choices and what is the vote required to approve each of the proposals?
A:

The following chart describes the proposals to be considered at the Annual Meeting, the voting choices for each proposal, the vote required to elect trustees and to adopt each other proposal, and the manner in which votes will be counted:

Item of Business	Voting Options	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non- Votes
Proposal 1: Election of Trustees	For or withhold vote in respect of each nominee.

The vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of the Class II Trustees. A majority of the votes cast means that the number of shares voted “for” a Trustee’s election exceeds the number of shares “withheld” from that Trustee.

A nominee currently serving as a Trustee not receiving a majority of the votes cast will tender his or her resignation, promptly following certification of the shareholder vote, for consideration by the Nominating & Corporate Governance Committee.

			.Not applicable: a withheld vote will count as a vote against the nominee.	Count as votes FOR.	No broker discretion to vote.
Proposal 2: Advisory (Nonbinding) Vote on Named Executive Officer Compensation	For, against, or abstain.	Affirmative “FOR” vote of a majority of all of the votes cast at the meeting.	No effect on voting.	Count as votes FOR.	No broker discretion to vote.
Proposal 3: Ratification of Independent Registered Public Accounting Firm	For, against, or abstain.	Affirmative “FOR” vote of a majority of all of the votes cast at the meeting.	No effect on voting.	Count as votes FOR.	Brokers have discretion to vote.

16.	Q: What constitutes a “quorum”?
A:

The shareholders entitled to vote at the meeting representing a majority of the total number of votes authorized to be cast by shares of beneficial interest then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question. Proxies received but marked with instructions to withhold authority to vote or abstain from voting and broker non-votes will be included in the calculation of the number of shares to be considered present at the meeting.

17.	Q: What are our voting rights?
A:	Each share is entitled to one vote on the matters to be presented at the meeting.

18.    Q: Will my shares be voted if I do not sign and return my proxy card or do not vote by internet or telephone?

A:

If you are a registered shareholder and you do not sign and return your proxy card or do not vote by internet or telephone, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters.

Under the New York Stock Exchange rules, the proposals relating to the election of the Trustees and the advisory vote on our named executive officer compensation are deemed to be non-routine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

19.	Q: What is a “broker non-vote”?
A:

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters.

Since the election of the Trustees and the advisory vote on named executive officer compensation are non-routine matters, a broker may not turn in a proxy card voting shares without receiving instructions from you.

20.	Q: What is the effect of a broker non-vote?
A:

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be considered present and entitled to vote on any matter for which a broker, bank or other nominee does not have authority. For the Annual Meeting, pursuant to the rules of the New York Stock Exchange, your broker, bank or other nominee will be permitted to vote for you without instruction only with respect to Proposal 3 regarding the ratification of KPMG LLP. A broker non-vote will not have any impact on the outcome of any other proposals.

21.	Q: Who will count the votes?
A:	Our Secretary will count the votes and serve as inspector of elections.
22.	Q: When are shareholder proposals and trustee nominees due for the 2019 Annual Meeting?
A:

Rule 14a-8 Proposals. Shareholder proposals intended to be included in the proxy materials for the 2019 Annual Meeting must be received by us no later than December 27, 2018. Such proposals should be sent in writing by courier or certified mail to the Secretary of the Trust at 367 South Gulph Road, King of Prussia, PA 19406. Shareholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials.

Proxy Access. Our bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Trust’s outstanding common stock continuously for at least three years to nominate and include in the Trust’s proxy materials trustees constituting up to 20% of the board, provided that such nominating shareholder(s) and nominee(s) satisfy the requirements specified therein for a nomination pursuant to the proxy access provisions, including timely submission of a notice of such a nomination to the Secretary of the Trust at its principal executive office (no earlier than 150 days and no later than 120 days before the anniversary of the date that the Trust mailed its proxy statement for the previous year’s annual meeting of shareholders) that contains certain information specified in our bylaws.

Advance notice procedures. For a shareholder proposal that is not intended to be included in the proxy materials for the 2019 Annual Meeting, or if you want to nominate a person for election as a trustee, you must provide written notice to the Secretary of the Trust at 367 South Gulph Road, King of Prussia, PA 19406. The Secretary must receive this notice not earlier than February 13, 2019 and not later than March 15, 2019. However, if our 2019 annual meeting of shareholders is held more than 30 days before or more than 70 days after June 13, 2019, then the Secretary must receive this notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we make a public announcement of the date of the meeting. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reasons for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record of such shareholder; and any material interest you have in the proposal. The notice of a proposed trustee nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a trustee nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a trustee under federal securities laws and the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a trustee if elected. A copy of the bylaw requirements will be provided upon request to the Secretary at the address above.

23.	Q: Can I receive more than one set of Annual Meeting materials?
A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 265-0688. If you share an address with another shareholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Shareholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

24. Q:	How can I obtain additional information about Universal Health Realty Income Trust (the “Trust”)?
A:

Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2017 and our other annual, quarterly and current reports we file with the Securities and Exchange Commission, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhrit.com. Copies of these reports will be sent without charge to any shareholder requesting such copies in writing to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 16, 2018, the number of shares and the percentage of our outstanding shares beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known to us to own beneficially more than 5% of our shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power. No shares are pledged as security by any of our Trustees or executive officers.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Universal Health Services, Inc. 367 South Gulph Road King of Prussia, PA 19406	787,543	5.7%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,237,354(2)	16.3%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,972,057(3)	14.4%

Vanguard Specialized Funds—Vanguard REIT Index Fund. 100 Vanguard Blvd. Malvern, PA 19355	870,727(4)	6.30%

James E. Dalton, Jr.	6,912(5)	(6)

Robert F. McCadden	2,400(5)	(6)

Alan B. Miller	159,302(5)(7)	1.2%

Marc D. Miller	2,854(5)	(6)

Charles F. Boyle	26,910(5)	(6)

Cheryl K. Ramagano	28,962(5)	(6)

Timothy J. Fowler	19,408(5)	(6)

Michael Allan Domb	0(5)	(6)

Gayle L. Capozzalo	0(5)	(6)

All Trustees & executive officers as a group (9 persons)	246,748(5)(7)	1.8%

_

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)

These securities are held by The Vanguard Group, Inc. Information is based on Amendment No. 12 to Schedule 13G filed February 7, 2018. The Vanguard Group, Inc. reported that is has sole voting power with respect to 39,723 shares, shared voting power with respect to 18,410 shares, sole dispositive power with respect to 2,195,134 shares and shared dispositive power with respect to 42,220 shares.

(3)	These securities are held by BlackRock, Inc. Information is based on Amendment No. 9 to Schedule 13G filed January 17, 2018.
(4)	These securities are held by Vanguard Specialized Funds - Vanguard REIT Index Fund. Information is based on Amendment No. 7 to Schedule 13G filed February 1, 2018.
(5)

Includes restricted shares awarded during 2016 and 2017 which are scheduled to vest during 2018 and 2019, respectively. These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the applicable restricted stock agreements.

(6)	Less than 1% of the outstanding shares.
(7)	Includes 42,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation. Mr. Miller disclaims beneficial ownership of these securities.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2017, concerning securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding column(c))
Equity compensation plans approved by security holders	—	—	39,235
Equity compensation plans not approved by security holders	—	—	—
TOTAL	—	—	39,235

PROPOSAL NO. 1

ELECTION OF TWO TRUSTEES

We were organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Pursuant to our Declaration of Trust, the Trustees have been divided into three classes, with staggered terms. The terms of the Trustees in Class II expire at this meeting, the terms of the Trustees in Class III will expire at the 2019 Annual Meeting and the terms of the Trustees in Class I will expire at the 2020 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below include our Board of Trustees and nominees. The terms of the current Class II directors, Messrs. James E. Dalton, Jr. and Marc D. Miller, and Ms. Gayle Capozzalo, expire at the 2018 Annual Meeting.  Mr. James E. Dalton, Jr. will not be seeking reelection at the 2018 Annual Meeting. The nominees for the Class II Trustees are Marc D. Miller and Gayle L. Capozzalo. They have been nominated to be elected for a three-year term that expires at the 2021 Annual Meeting. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if a nominee becomes unavailable for any reason, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Trustees to replace the nominee. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to our Declaration of Trust, a majority of our Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of UHS, the parent company of our Advisor, and does not perform any services for us, except as Trustee. The vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of the Class II Trustees. A majority of the votes cast means that the number of shares voted “for” a Trustee’s election exceeds the number of shares “withheld” from that Trustee. A nominee currently serving as a Trustee not receiving a majority of the votes cast will tender his or her resignation, promptly following certification of the shareholder vote, for consideration by the Nominating & Corporate Governance Committee.

The following information is furnished with respect to the nominees for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
NOMINEES (TERMS EXPIRING IN 2018)

Marc D. Miller	II	47	Elected to the UHS Board of Directors in May, 2006. Appointed President of UHS in May, 2009 and prior thereto served as Senior Vice President and Co-Head of UHS’s Acute Care Division since 2007. Mr. Marc D. Miller was elected Vice President of UHS in 2005 and has served in various other capacities related to UHS’s acute care division since 2000. Serves as a member of the Board of Directors of Premier, Inc. He is the son of Alan B. Miller, our Chairman of the Board, Chief Executive Officer and President, and Chairman of the Board and Chief Executive Officer of UHS.	2008
Gayle L. Capozzalo*	II	68	Gayle L. Capozzalo was elected to the Board of Trustees in March, 2018. She has served as the Executive Vice President and Chief Strategy Officer of Yale New Haven Health since 1997. Prior thereto, she served as Senior Vice President, Organizational Development at Sisters of Charity of the Incarnate Word Health Care System.	2018

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2019

Michael Allan Domb*	III	62	Elected to our Board of Trustees in December 2017. Owner of Allan Domb Real Estate, a multi-faceted real estate firm focused on the brokerage, development, investment and management of residential and commercial real estate in Philadelphia, Pennsylvania. In 2015, Mr. Domb was elected to serve the City of Philadelphia as a Councilman At-Large.	2017
TRUSTEES WHOSE TERMS EXPIRE IN 2020
Alan B. Miller	I	80	Chairman of our Board and our Chief Executive Officer since 1986 and our President since February, 2003. Chairman of the Board and Chief Executive Officer of UHS since 1978 and previously served as UHS’s President until May, 2009. Father of Marc D. Miller, a member of our Board of Trustees and President and member of the Board of Directors of UHS.	1986

Robert F. McCadden*	I	60	Elected to our Board of Trustees in December, 2013. Currently serves as Executive Vice President and Chief Financial Officer of Pennsylvania Real Estate Investment Trust since his appointment in 2004.	2013

*	Independent Trustee

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS TRUSTEES. ANY NOMINEE CURRENTLY SERVING AS A TRUSTEE IN AN ELECTION WHO RECEIVES A GREATER NUMBER OF VOTES “WITHHELD” HIS OR HER ELECTION THAN VOTES “FOR” SUCH ELECTION SHALL TENDER HIS OR HER RESIGNATION FOR CONSIDERATION BY THE NOMINATING & GOVERNANCE COMMITTEE.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, we are asking you to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis below, the compensation tables below, and any related narrative discussion contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation paid to our named executive officers.

All of our named executive officers are employees of UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS. Although we have no salaried employees, our executive officers and other personnel do typically receive annual stock-based compensation awards in the form of restricted stock. In special circumstances, if warranted and deemed appropriate by the Compensation Committee of the Board of Trustees (“Compensation Committee”), our executive officers and other personnel may also receive one-time special compensation awards in the form of restricted stock and/or cash bonuses. There were no special compensation awards made in 2017, 2016 or 2015. The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions.

The Advisor manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement (as defined below) we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor a fee (the “Advisory Fee”). The Advisory Fee paid to the Advisor includes the costs associated with the various services provided to us, including fees related to the services provided by our named executive officers on our behalf. As a result, the component of the Advisory Fee related specifically to our named executive officers’ compensation is not determinable. However, please see below in Compensation Discussion and Analysis - Comparison of our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group for additional disclosure and an estimate for approximation purposes only, of the portion of our 2017 Advisory Fee that could be allocated to salaries expense of our Advisor in connection with our named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Trust’s shareholders approve, on an advisory basis, the compensation paid to the Trust’s named executive officers, as disclosed in the Trust’s proxy statement for the 2018 Annual Meeting of Shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.”

Vote Required

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the advisory vote on named executive officer compensation. For purposes of the vote on Proposal No. 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The “say-on-pay” vote is advisory and will not be binding upon the Trust, the Board of Trustees or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO THE TRUST’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected, and as a matter of good corporate governance, is requesting ratification by the shareholders of the selection of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2018. KPMG LLP has served as our independent registered public accountants since 2002. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Trust and its shareholders.

KPMG LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

We are submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Trust and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Trustees and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our shares and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2017 and written representations from our executive officers and Trustees, we believe that during the 2017 fiscal year, the Trustees, executive officers and holders of more than 10% of our shares of beneficial interest complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation program is aligned with our philosophy by practices that are regulatory compliant, financially sound and provide long-term value to shareholders and generally include the following:

•	Review of peer group market data
•	Performance discussion is included on incentive decisions
•	Practices are evaluated annually and reviewed by outside consultants biennially
•	Do not provide values generally outside of current market practices
•	Do not offer excessive perquisites to our executives

All of our named executive officers are employees of UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS. Although we have no salaried employees, our executive officers and other personnel do typically receive annual stock-based compensation awards in the form of restricted stock. In special circumstances, if warranted and deemed appropriate by the Compensation Committee of the Board of Trustees (“Compensation Committee”), our executive officers and other personnel may also receive one-time special compensation awards in the form of restricted stock and/or cash bonuses. There were no special compensation awards made in 2017, 2016 or 2015. The Advisor manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement (as defined below) we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor a fee (the “Advisory Fee”).

The Advisory Fee paid to the Advisor includes the costs associated with the various services provided to us, including fees related to the services provided by our named executive officers on our behalf. As a result, the component of the Advisory Fee related specifically to our named executive officers’ compensation is not determinable. However, please see below in Compensation Discussion and Analysis - Comparison of our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group for additional disclosure and an estimate for approximation purposes only, of the portion of our 2017 Advisory Fee that could be allocated to salaries expense of our Advisor in connection with our named executive officers.

Please see below in Comparison of our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group for additional disclosure.

Although this management structure and Advisory Agreement arrangement may create the potential for conflicts of interest, including with respect to advising our Compensation Committee regarding compensation of our executive officers, we believe that the quality and depth of the management and advisory services provided to us by our Advisor and UHS could not be replicated by contracting with unrelated third parties or by being self-advised without considerable cost increases. We also believe that because our Compensation Committee is comprised solely of Independent Trustees, any potential for conflict is mitigated. Please see “Certain Relationships and Related Transactions” for more information.

In designing our stock-based compensation program for our named executive officers, we follow our belief that compensation should reflect the value created for shareholders while supporting our strategic business goals. Because of our management structure and advisory arrangement, historically, our compensation program has been basic. The Compensation Committee is guided by the following objectives:

•	Compensation should encourage increased shareholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives, and;
•	Compensation should motivate our executive officers and other personnel toward outstanding performance and reward them for contributions toward business goals.

These objectives govern the decision-making process with respect to the amount and type of compensation payable to our named executive officers and other personnel. The Compensation Committee reviews our compensation programs annually to ensure that these objectives continue to be met.

Elements of Compensation

In light of our management structure and advisory arrangement, we have historically provided limited compensation to our named executive officers and other personnel. The chief element of our compensation program is the periodic granting of long-term incentive awards. We typically do not pay cash compensation in the form of an annual base salary or cash bonuses to our named executive officers. All of our named executive officers are employees of UHS and, as such, are compensated by UHS.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions. Long-term incentive compensation is based, in part, on our performance and the value received by shareholders. As we improve our performance, resulting in increased value to shareholders, our executives and other personnel are rewarded commensurately.

Compensation Setting Process

The stock-based compensation for each of our named executive officers is evaluated on an annual basis by our Compensation Committee. Market data compiled by the human resources personnel of our Advisor are used to compare the compensation levels of our named executive officers against those of comparable positions in other comparable companies. This market data is reviewed on a biennial basis by a third-party consultant for accuracy and reasonableness.

The Compensation Committee has traditionally relied upon the input and recommendations of our Chairman, President and Chief Executive Officer, Mr. Alan B. Miller, who reviews and advises the Compensation Committee with respect to our compensation programs, including the compensation arrangements for our named executive officers and other personnel other than himself. The Compensation Committee believes that Mr. Miller’s role as Chief Executive Officer of the Trust since its inception in 1986 provides a valuable resource to them. Mr. Miller attends Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Compensation for Mr. Miller is determined by the Compensation Committee and typically guidance and advice is requested from the human resources department of our Advisor.

In April, 2007, the Board of Trustees adopted the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”), which was amended and restated in 2016 as the Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan (the “2007 Amended and Restated Plan”). The 2007 Amended and Restated Plan was approved by our shareholders in June, 2007 and is designed to implement our compensation objectives stated herein. The 2007 Amended and Restated Plan, is administered by the Compensation Committee, which has full authority in its discretion, from time to time, and at any time, to select those officers to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers and other personnel. Our Compensation Committee, in its sole discretion, requested guidance from a third-party compensation consulting firm with respect to the concepts and practices used for development of the 2007 Plan. The concepts and market practices were deemed to be reasonable by the consulting firm and served as the basis for the 2007 Plan. This firm also provided advice with respect to Independent Trustee compensation. The full Board of Trustees is responsible for administering incentive grants to our Independent Trustees. We do not have any plan to select grant dates for our named executive officers and trustees in coordination with the release of material non-public information.

The 2007 Amended and Restated Plan permits the granting of restricted shares of beneficial interest. The Compensation Committee believes restricted stock awards are more effective than stock options in achieving our compensation objectives, as restricted stock is subject to less market volatility and, depending on the total number of shares granted, is potentially less dilutive to our shares of beneficial interest. Recipients realize immediate value as restricted stock awards vest, with the value increasing as our stock performance increases. Cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide recipients incentive to sustain or increase our performance. The Compensation Committee believes that periodic grants of long term incentive awards to our named executive officers and other personnel will serve to motivate and encourage excellent service and reward them for their respective contributions. Further, the Compensation Committee believes that this will enhance shareholder value and support our business goals because such long-term incentive compensation is based, in part, on our performance and the value received by shareholders.

Vesting of restricted shares issued under the 2007 Amended and Restated Plan has historically been based upon continuing service. The Compensation Committee has the option to condition the vesting of a restricted stock award on the achievement of specified performance goals in accordance with Section 162(m) of the Code. If established, performance goals may be based on business criteria such as earnings per share, share price, total shareholder return, pre-tax profits, net earnings, return on equity or assets, revenues and funds from operations per share. Performance goals may be applied to an individual, the Trust and/or any one or more of our properties or other operating unit(s) as the Compensation Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee must establish such criteria and targets in advance of applicable deadlines under the Code. While attainment of the performance targets remains substantially uncertain, the Compensation Committee will be responsible for determining whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Compensation Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

2017 Compensation

Since we do not pay cash compensation in the form of an annual base salaries to our named executive officers, and typically do not pay cash bonuses, the chief element of our compensation program is the periodic granting of long-term incentive awards.

Long-Term Incentives

On June 7, 2017, we granted shares of restricted stock to each of our named executive officers. For a description of the long-term incentive awards granted to our named executive officers during 2017, you should read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement. As discussed herein, the Compensation Committee believes that in the general absence of cash compensation, it is important to provide our executive officers, including the Chief Executive Officer, an incentive to increase shareholder value by awarding equity based compensation.

In determining the number of shares of restricted stock granted to our officers during 2017, our Compensation Committee reviewed competitive data of a selected peer group. This peer group was updated based on analysis and feedback from our outside consultant, and five additional peer companies were added to our review.  Data was prepared by the human resource personnel of our Advisor. The data compared the compensation levels of our named executive officers against those of comparable positions in a selected peer group consisting of other comparable advisor managed healthcare real estate investment trusts (“REITs”) in addition to peer companies of self-managed REITs with similar asset size and comparable dividend yield.

The companies in the advisor peer group, which had no salaried employees since they are managed pursuant to advisory or management agreements, consisted of Hospitality Properties Trust and Senior Housing Properties Trust. Companies included in the self-managed peer group were Agree Realty Corp., BRT Realty Trust (now BRT Apartments), Care Trust REIT, Condor (formerly Supertel Hospitality), First Real Estate Investment Trust of NJ, Four Corners Properties Trust, Getty Realty Corp., Gladstone Commercial Corp., LTC Properties, Inc., Monmouth Real Estate Investment Corp., One Liberty Properties, Inc., Sotherly (formerly MHI Hospitality), UMH Properties, Inc., and Wheeler REIT.

The Compensation Committee also considered Mr. Alan Miller’s recommendations and took into account each named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her contribution to our growth and productivity. In addition, historical internal practices for stock awards were also reviewed and used as a basis for determining individual award amounts.

During the period analyzed, the compensation levels of our named executive officers were below the 25th percentile of both the advisor peer group and the self-managed peer group. The Compensation Committee believes that the compensation of our named executive officers during 2017 is reasonable in comparison to market rates based on the review of the compensation levels of the selected peer group.

Comparison of Our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group:

The Advisory Agreement expires on December 31st of each year; however it is renewable by us, subject to a determination by the Independent Trustees, that the Advisor’s performance has been satisfactory. In December of 2017, based upon a review of our Advisory Fee and other general and administrative expenses as compared to an industry peer group, the Advisory Agreement was renewed for 2018 pursuant to the same terms as the Advisory Agreement in place during the last three years.  Pursuant to the terms of the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best effort to obtain investments suitable for such program, to provide administrative services to us and to conduct our day-to-day affairs.

During 2017, our Advisory Fee expense, which is computed at 0.70% of our average invested real estate assets, was approximately $3.6 million. Since, pursuant to the terms of the Advisory Agreement, the Advisory Fee is derived from our consolidated balance sheet, the nature of amount of the various underlying operating expenses incurred by the Advisor, including compensation paid to our named executive officers, is not determinable and not related to the amount of the Advisory Fee. However, for approximation purposes only, based upon a calculation that includes certain assumptions and estimates related to the portion of time spent by each of our four named executive officers while directly providing services on our behalf, we estimate that approximately $800,000 of our 2017 Advisory Fee could be allocated to salaries expense incurred by the Advisor in connection with those individuals. This estimate, which can vary substantially from year-to-year based upon the relative level of the Trust’s acquisitions, divestitures and other business activities, does not include any portion of the cash bonus or stock-based incentive compensation awarded by the Advisor to any of our named executive officers during 2017. The remainder of the Advisory Fee could be allocated to various other operating expenses incurred by the Advisor on our behalf including, but not limited to, salaries of other employees of the Advisor that routinely provide services directly on our behalf (approximately 15 individuals), benefits expense, lease and rental expense, salaries expense for additional employees of the Advisor that, from time-to-time, and as warranted, provide services on our behalf and all other general and administrative expenses.

As part of the annual review process, our Independent Trustees review data prepared by us which calculates the percentages of our aggregate Advisory Fee and other general and administrative expenses (we have no salaries, wages and benefits expense), to our revenues, net assets and gross assets. Those percentages, calculated utilizing our financial data, are then compared to the percentages of the general and administrative expenses, including salaries, wages and benefits expense, of a selected peer group of other healthcare REITs, to their respective revenues, net assets and gross assets. During the period analyzed for the 2017 review, our aggregate of Advisory Fee and other general and administrative expenses amounted to 6.4% of our revenues, 1.1% of our net assets and 0.8% of our gross assets. The average of the healthcare REITs in the selected peer group had aggregate general and administrative expenses of 7.0% of revenues, 0.9% of net assets and 0.8% of gross assets. As a result, our Independent Trustees believe that the aggregate of our Advisory Fee and other general and administrative expenses are reasonable in comparison to the average general and administrative cost structures of the selected healthcare REIT peer group. Companies included in the selected healthcare REIT peer group were Healthcare Property Investors, Inc., Healthcare Realty Trust Incorporated, Healthcare Trust of America, Inc., LTC Properties, Inc., Medical Properties Trust, Inc., National Health Investors Inc., Omega Healthcare Investors, Inc., Senior Housing Properties Trust, Ventas, Inc. and Welltower Inc.

2018 Compensation

We anticipate that the chief element of our compensation program will continue to be the periodic granting of long-term incentive awards issued pursuant to the terms of the 2007 Amended and Restated Plan. We do not intend to pay cash compensation in the form of an annual base salary to our named executive officers in 2018. The peer group and market data prepared by the human resource personnel of our Advisor will be reviewed by our outside consultant for accuracy and reasonableness.

Rewards/Compensation Risk Analysis

Since the Trust typically pays no cash compensation and has no incentive plans that are directly correlated to earnings, revenues or cash flows, we believe that there is no excessive risk to the Trust’s future results of operations as result of our compensation practices.

Summary

The foregoing discussion describes: (i) the compensation objectives and policies that were utilized with respect to our named executive officers and other personnel during 2017, and; (ii) our anticipated compensation program for 2018.

In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s Proxy Statement.

COMPENSATION COMMITTEE
Gayle Capozzalo, Chairman
James E. Dalton, Jr.
Robert F. McCadden

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Trustees is currently composed of Gayle L. Capozzalo, Robert F. McCadden and James E. Dalton, Jr., who is scheduled to retire from our Board of Trustees in June, 2018. Miles L. Berger and Elliot J. Sussman, M.D., who retired from the Board of Trustees on June 8, 2017 and March 21, 2018, respectively, were members of the Compensation Committee during 2017. All of the current members of the Compensation Committee are Independent Trustees and no current member of the Compensation Committee or any person who served as a member of the Compensation Committee during any part of 2017 has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the two other executive officers during the last three fiscal years. We have no other executive officers. We refer to these officers collectively as our named executive officers.

Name and principal position (1.)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2.)	Option and Dividend Equivalent Right Awards ($)(3.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4.)	Total ($)
Alan B. Miller,	2017	$—	$—	$205,688	$—	$—	$—	$14,784	$220,472
Chairman of the Board,	2016	—	—	157,752	—	—	—	14,560	172,312
Chief Executive Officer and President	2015	—	—	133,700	—	—	—	14,177	147,877

Charles F. Boyle,	2017	$—	$—	$113,863	$—	$—	$—	$8,184	$122,047
Vice President and Chief	2016	—	—	87,327	—	—	—	8,092	95,419
Financial Officer	2015	—	—	74,012	—	—	—	7,969	81,981

Cheryl K. Ramagano,	2017	$—	$—	$113,863	$—	$—	$—	$8,184	$122,047
Vice President, Secretary	2016	—	—	87,327	—	—	—	8,092	95,419
and Treasurer	2015	—	—	74,012	—	—	—	7,969	81,981

Timothy J. Fowler,	2017	$—	$—	$77,133	$—	$—	$—	$5,544	$82,677
Vice President,	2016	—	—	59,157	—	—	—	5,460	64,617
Acquisition and Development	2015	—	—	50,137	—	—	—	5,376	55,513

(1.)

Our officers are all employees of a wholly-owned subsidiary of UHS and do not receive salaries from us. We pay an annual advisory fee to UHS of Delaware, Inc. (the “Advisor”) pursuant to the Advisory Agreement between the Advisor and us, whereby the Advisor manages our day-to-day affairs and provides certain other services to us. See additional information on our relationship with our Advisor included in this Proxy Statement.

(2.)

Represents grant date fair value ($73.46 per share) for awards made during each year pursuant to the Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan or the Universal Health Realty Income Trust 2007 Restricted Stock Plan. Dividends declared by us are paid with respect to outstanding shares of restricted stock. These awards are scheduled to vest on the second anniversary of the grant date.

(3.)	There were no stock option awards issued in 2017, 2016 or 2015.
(4.)	Consists of dividends paid on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2017 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Closing	Grant Date Fair
Name	Approval /Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (1.) (#)	Securities Underlying Options (#)	Price of Option Awards ($ / Sh)	Price on Grant Date ($ / Sh)	Value of Stock Awards (2.) ($)
Alan B. Miller	6/7/2017	0	0	0	0	0	0	2,800	0	0	$73.46	$205,688
Charles F. Boyle	6/7/2017	0	0	0	0	0	0	1,550	0	0	$73.46	$113,863
Cheryl K. Ramagano	6/7/2017	0	0	0	0	0	0	1,550	0	0	$73.46	$113,863
Timothy J. Fowler	6/7/2017	0	0	0	0	0	0	1,050	0	0	$73.46	$77,133

(1.)

Restricted shares of beneficial interest issued under our Amended and Restated 2007 Restricted Stock Purchase Plan. These shares are scheduled to vest on June 7, 2019, the second anniversary date of the award. Shares issued under this plan are eligible for dividends.

(2.)	Represents the full grant date fair value for the restricted stock awards, as described in our Annual Report on Form 10-K for the year ended December 31, 2017.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2017.

	Option Awards(1.)					Stock Awards(2.)
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable	(#)	($)	Date	(#)(3.)	($)(3.)	(#)	($)
Alan B. Miller	0	0	0	N/A	N/A	2,800	$210,308	0	$0
						2,800	210,308	0	0
Charles F. Boyle	0	0	0	N/A	N/A	1,550	116,420	0	0
						1,550	116,420	0	0
Cheryl K. Ramagano	0	0	0	N/A	N/A	1,550	116,420	0	0
						1,550	116,420	0	0
Timothy J. Fowler	0	0	0	N/A	N/A	1,050	78,865	0	0
						1,050	78,865	0	0

(1.)	Stock option awards. There are no stock options or dividend equivalent rights outstanding at December 31, 2017.
(2.)

Restricted Stock Awards. These restricted shares are scheduled to vest on the second anniversary of the date of the grant as follows: 2,800 shares in each of June, 2018 and June, 2019 for Mr. Miller; 1,550 shares in June, 2018 and June, 2019 for each of Mr. Boyle and Ms. Ramagano, and; 1,050 shares in each of June, 2018 and June, 2019 for Mr. Fowler. Shares issued under this plan are eligible for dividends.

(3.)	Based on closing sale price of shares of beneficial interest on the New York Stock Exchange on December 29, 2017 of $75.11 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan B. Miller	N/A	N/A	2,800	$209,244
Charles F. Boyle	N/A	N/A	1,550	$115,831
Cheryl K. Ramagano	N/A	N/A	1,550	$115,831
Timothy J. Fowler	N/A	N/A	1,050	$78,466

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

There are no potential payments committed to our named executive officers in connection with their termination or in the event of a change of control of the Trust. However, the Board of Trustees or Compensation Committee, in its sole discretion, may approve the immediate vesting of all shares of restricted stock.

TRUSTEE COMPENSATION

2017 TRUSTEE COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid to our Trustees during fiscal year 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1.)	Option Awards ($)(2.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3.)	Total ($)
James E. Dalton, Jr. (4.) (6.)	$33,500	$25,711	$—	$—	$—	$1,848	$61,059
Robert F. McCadden (4.)	$31,866	$25,711	$—	$—	$—	$1,848	$59,425
Michael Allan Domb (4.)	$2,425	$—	$—	$—	$—	$—	$2,425
Marc D. Miller (5.)	$—	$25,711	$—	$—	$—	$1,848	$27,559
Elliot J. Sussman, M.D. (4.) (8.)	$32,000	$25,711	$—	$—	$—	$1,848	$59,559
Miles L. Berger (4.) (7.)	$12,346	$—	$—	$—	$—	$459	$12,805

(1.)

Represents grant date fair value for awards of 350 shares of restricted stock made to each of the above Trustees during 2017 pursuant to the Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan. These awards are scheduled to vest in June, 2019 on the second anniversary of the grant date. Dividends declared by us are paid with respect to outstanding shares of restricted stock.

(2.)	There were no option awards granted during 2017. As of December 31, 2017, there were no stock options or dividend equivalent rights outstanding.
(3.)	Consists of dividends paid on unvested restricted stock.
(4.)	Independent Trustee.
(5.)	Non-management, non-Independent Trustee.
(6.)	James E. Dalton is scheduled to retire from the Board of Trustees on June 13, 2018.
(7.)	Miles L. Berger retired from the Board of Trustees on June 8, 2017. All unvested and outstanding stock awards were cancelled upon his retirement.
(8.)

Elliot J. Sussman, M.D. resigned from the Board of Trustees on March 21, 2018.  All unvested and outstanding stock awards, including those reflected in the table above, were fully cancelled upon his resignation.

In June, 2017, the Compensation Committee reviewed selected peer group data to assess the competitiveness of our Independent Trustee compensation. This peer group was updated based on analysis and feedback from our outside consultant, and five additional peer companies were added to our review.

The data was prepared by the human resource personnel of our Advisor The selected peer group included companies comparable to us based upon the following criteria: (i) total assets (selected companies with 2016 year-end total assets ranging from $141 million to $1.4 billion), and; (ii) scope of operations (selected companies with investments in commercial real estate). The selected peer group included the following companies: Agree Realty

Corp., BRT Realty Trust (now BRT Apartments), Care Trust REIT, Condor (formerly Supertel Hospitality), First Real Estate Investment Trust of NJ, Four Corners Properties Trust, Getty Realty Corp., Gladstone Commercial Corp., LTC Properties, Inc., Monmouth Real Estate Investment Corp., One Liberty Properties, Inc., UMH Properties, Inc. and Wheeler REIT.

During 2017, each Independent Trustee was paid annual compensation of $20,000 for service on the Board of Trustees. In addition, each Independent Trustee was paid $1,000 for attendance in person at each regular meeting of the Board of Trustees, or $500 for telephonic participation. An additional $500 was paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2017, (i) Miles L. Berger, through his retirement in June, 2017, was compensated an additional $1,089 for his service as Lead Trustee, $545 for his position as Nominating & Governance Committee Chairman, and $2,000 for meeting fees; (ii) Elliot J. Sussman, M.D., Chairman of the Compensation Committee during 2017, was compensated an additional $1,250 for his service in that capacity, $1,250 for his service as a member of the Audit Committee and $9,500 for meeting fees; (iii) James E. Dalton, Jr., was compensated an additional $5,000 for his position as Chairman of the Audit Committee and $8,500 for meeting fees; (iv) Robert F. McCadden, Lead Trustee effective in June, 2017, was compensated an additional $1,411 for his services in that capacity, $705 for his position as Nominating & Governance Committee Chairman effective June, 2017, $1,250 for his services as a member of the Audit Committee and $8,500 for meeting fees, and; (v). Michael Allan Domb, elected to our Board of Trustees effective as of December, 2017, was compensated an additional $1,000 for meeting fees. All travel expenses incurred in connection with their duties as Trustees were reimbursed to the Trustees.

There were no outstanding options or DERs in 2017 and therefore none of our Trustees benefited from the dividend equivalents on DERs during 2017.

Trustee Independence

The Board of Trustees has affirmatively determined that four of its six current members (James E. Dalton, Jr., Gayle L. Capozzalo, Michael Allan Domb, and Robert F. McCadden) are “independent” under the applicable SEC rules and regulations and the NYSE listing standards. The Board of Trustees previously determined that each of Miles L. Berger and Elliot J. Sussman, M.D., who retired from the Board of Trustees on June 8, 2017 and March 21, 2018, respectively, was independent under such standards during their term of service in 2017. In determining independence, the Board of Trustees affirmatively determines each year whether Trustees have any material relationship with us. When assessing the materiality of a Trustee’s relationship with us, the Board of Trustees considers all relevant facts and circumstances, not merely from the Trustee’s standpoint, but also from the standpoint of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Trustees has concluded that no material relationship exists between us and any of our Independent Trustees other than each such person’s position as one of our Trustees.

Meetings of the Board of Trustees

Regular meetings of the Board of Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2017, there were four regular meetings of the Board of Trustees. With the exception of one Trustee that was absent for one Board meeting and one committee meeting, all Trustees participated in all of the Board meetings and all of their applicable committee meetings of the Board of Trustees. Trustees are expected to attend the Annual Meeting of Shareholders. Two of our Trustees were absent from the 2017 Annual Meeting of Shareholders.

Our Governance Guidelines provide that the Board of Trustees shall hold, in accordance with a schedule determined by the Nominating & Governance Committee, executive sessions where non-management Trustees (i.e., Trustees who are not our officers, but who do not otherwise have to qualify as “Independent Trustees”) meet without management participation (except as otherwise specifically requested by the non-management Trustees). The Independent Trustees met without management participation in September, 2017. The Lead Trustee is currently Robert F. McCadden. Interested parties may communicate directly and confidentially with the Lead Trustee or with the non-management Trustees of the Board of Trustees as a group by writing to that person at Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

Board Leadership Structure and Board of Trustees

Mr. Alan B. Miller serves as the Trust’s Chairman of the Board, Chief Executive Officer and President. Robert F. McCadden is the Lead Trustee. The Trust believes this structure allows all of the non-management Trustees to participate in the full range of the Board’s responsibilities with respect to its oversight of the Trust’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Trust, the number of trustees overseeing the Trust and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Trustee should serve as a Trustee of the Trust, in light of the Trust’s business and structure, are as follows:

Alan B. Miller has been a Trustee of the Trust since 1986. Mr. Alan Miller has been the Trust’s Chairman of the Board and Chief Executive Officer since 1986 and President since February, 2003. Mr. Alan Miller has been Chairman of the Board and Chief Executive Officer of Universal Health Services, Inc. (“UHS”) since 1978 and previously served as President until May, 2009. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. As a result of his many years of experience, Mr. Miller provides expertise on the healthcare and hospital management industries.

Marc D. Miller has been a Trustee of the Trust since 2008. He was appointed President of UHS in May, 2009 and prior thereto served as Senior Vice President and Co-Head of UHS’s Acute Care Division since 2007. Mr. Marc Miller was elected as a Vice-President of UHS in 2005 and has served in various capacities related to UHS’s acute care division since 2000. Additionally, Mr. Marc Miller serves as a member of the Board of Directors of Premier, Inc., a healthcare performance improvement alliance which contracts with UHS pursuant to a group purchasing agreement. Mr. Marc Miller provides expertise on the healthcare and hospital management industries.

James E. Dalton, Jr. has been a Trustee of the Trust since 1997. He was Chairman of the Board of Signature Hospital Corporation from 2006-2012. Mr. Dalton was President, Chief Executive Officer and Director of Quorum Health Group, Inc. from 1990 to 2001. He was President of Edinburgh Associates from 2001 to 2007 as well as a Director of US Oncology, Inc. until December 2010. Mr. Dalton was a director of Select Medical Corp. from 2005 to 2017. Mr. Dalton provides expertise on the hospital management industry. Mr. Dalton’s term expires at the 2018 Annual Meeting on June 13, 2018 and he has provided noticed to us that he plans to retire from our Board of Trustees at that time.

Robert F. McCadden has been a Trustee of the Trust since December, 2013. He is currently Executive Vice President and Chief Financial Officer of Pennsylvania Real Estate Investment Trust since his appointment in 2004. Formerly, he served as audit partner of KPMG LLP from 2002 to 2004 and audit partner of Arthur

Andersen LLP from 1993 to 2002.  Mr. McCadden provides accounting and financial expertise as well as public company REIT experience.

Michael Allan Domb was elected as a Trustee of Universal Health Realty Income Trust effective as of December 2017.  Mr. Domb is the owner of Allan Domb Real Estate, a multi-faceted real estate firm focused on the brokerage, development, investment and management of residential and commercial condominiums, multifamily and office buildings, and mixed-use real estate in Philadelphia. He is an investor in multiple restaurant groups in Philadelphia and sits on the boards of the Friends of Rittenhouse Square and six condominium associations. From 2013 to 2015, Mr. Domb served as the President of the Greater Philadelphia Association of Realtors. In 2015, Mr. Domb was elected to serve the City of Philadelphia as a Councilman At-Large. Mr. Domb provides expertise on real estate matters and business investments.

Gayle L. Capozzalo was elected to the Board of Trustees of the Trust in March, 2018. She has served as the Executive Vice President and Chief Strategy Officer of Yale New Haven Health since 1997. Prior thereto, she served as Senior Vice President, Organizational Development at Sisters of Charity of the Incarnate Word Health Care System. Ms. Capozzalo has more than 30 years of experience in strategy, organizational development, and management and has significantly grown, and integrated successful healthcare systems. She recently was appointed to the .406 Ventures Healthcare Executive Council, a venture capital firm specializing in early stage and de novo investments in emerging market segments in Fintech sector and is the Senior Strategy Advisor to PhysicianOne Urgent Care, a private equity company. Ms. Capozzalo provides expertise on the management of hospitals and health systems.

The Board holds four regular meetings each year to consider and address matters involving the Trust. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The Independent Trustees also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee and a Nominating & Governance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Trust, the Board, among other things, oversees risk management of the Trust’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Trust are risks related to a worsening of the economic and employment conditions in the United States; indirect dependence on payments from the government and other third party payors; reductions or changes in Medicare funding; failure of the operators of our hospital facilities to comply with governmental regulations related to the Medicare and Medicaid licensing and certification requirements which could materially, adversely impact our future revenues and underlying value of the property; uncertainties regarding health care reform; competition for patients from other hospitals and health care providers; operators’ inability to meet their obligations to us; the deterioration of credit and capital markets; dependence on one operator (UHS) for a substantial portion of our revenues; potential conflicts of interest with UHS; lost revenues resulting from the exercise of purchase options, lease expirations and renewals, loan repayments and other restructuring; non-controlling equity ownership interests we hold in various limited liability companies; the bankruptcy, default, insolvency or financial deterioration of our tenants; real estate ownership; significant potential liabilities and rising insurance costs and availability; the impact on property values and results of operations from severe weather conditions and other damaging events; failure to maintain our REIT status; the fact that dividends paid by REITs generally do not qualify for reduced tax rates; U.S. federal tax reform legislation that could affect REITs in ways that are difficult to anticipate; strict income distribution requirements applicable to REITs; the market value of our common stock could be substantially affected by various factors; ownership limitations and anti-takeover provisions in our declaration of trust and bylaws and under Maryland law and in our leases with UHS; dependence on key management personnel; increasing investor interest in our sector and consolidation at the operator or REIT level; failure to comply with all applicable corporate regulation as a public company; and different interpretations of accounting principles could have a material adverse effect on our results of operations or financial condition.

The Board’s role in the Trust’s risk oversight process includes regular reports from senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management. The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust. The Lead Trustee periodically meets with management and the Trust’s independent registered public accounting firm to review and discuss the activities of the Trust and to provide direction with respect thereto.

Shareholder Communications

Shareholders who wish to send communications to the Board of Trustees or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Trustees or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Trustees

A current copy of our Governance Guidelines, Code of Business Conduct and Ethics, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhrit.com. Copies of these documents also are available in print free of charge to any shareholder who requests a copy. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Business Conduct and Ethics by promptly posting the information on our website.

Compensation Committee. The Compensation Committee met once in 2017. Current members of the Compensation Committee are Gayle L. Capozzalo, who serves as the Compensation Committee Chairman (effective as of March, 2018), James E. Dalton, Jr. and Robert F. McCadden. The members of the Compensation Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Review and approve our goals and objectives relevant to the compensation of our chief executive officer, other executive officers and other personnel;
•	Determine and approve the compensation levels of our chief executive officer, other executive officers and other personnel and review and determine the compensation of our Independent Trustees;

•	Administer our Amended and Restated 2007 Restricted Stock Plan (“2007 Amended and Restated Plan”) and discharge the duties set forth therein, and;
•	Perform such other duties as the Board of Trustees may from time to time direct.

The Compensation Committee has the authority to establish one or more subcommittees which shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time.

In its administration of the 2007 Amended and Restated Plan, the Compensation Committee has full authority in its discretion from time to time, and at any time, to select those officers and/or other personnel to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers. The full Board of Trustees is responsible for administering incentive grants to the Trustees. In determining the amount and terms of long-term incentive grants to be made to our named executive officers and other personnel other than Mr. Miller, the Compensation Committee relies heavily on the input and recommendations of Mr. Miller. See the section titled “Compensation Setting Process,” in the Compensation Discussion and Analysis included in this proxy statement for an additional discussion of the role of Mr. Miller in determining compensation.

In 2017, the Compensation Committee requested guidance from the human resource personnel of our Advisor, along with third-party validation of the accuracy and reasonableness of the compensation market review, with respect to the compensation for the named executive officers and Independent Trustees. See “Compensation Discussion and Analysis” and “Trustee Compensation” included in this proxy statement for additional information.

Nominating & Governance Committee. The Nominating & Governance Committee met twice in 2017. The current members of this Committee are Robert F. McCadden, who serves as the Nominating & Governance Committee Chairman, James E. Dalton, Jr. and Gayle L. Capozzalo (effective March, 2018). The members of the Nominating & Governance Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Nominating & Governance Committee was appointed by the Board of Trustees to: (1) assist the Board of Trustees by identifying individuals who are qualified, consistent with criteria approved by the Board of Trustees, to become Trustees, and to recommend to the Board of Trustees the Trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board of Trustees a set of governance principles in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board of Trustees in its annual review of its performance and the performance of our management, and; (4) recommend to the Board Trustee nominees for each committee of the Board of Trustees. The Nominating & Governance Committee adopted our Governance Guidelines.

The Nominating & Governance Committee will consider Trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee, Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received, as disclosed in this Proxy Statement. Recommended nominees will only be considered if there is a vacancy or if the Board of Trustees decides to increase the number of Trustees.

The Nominating & Governance Committee identifies and evaluates recommended nominees by considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Trustees and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Trustees and our governance.  The Board of Trustees believes that having Trustees of diverse gender, race, and ethnicity, along with varied skills and experiences, contributes to a balanced and effective Board. The Trust has recently revised its Corporate Governance Guidelines and Policies in order to further emphasize its commitment to a policy of inclusiveness and ensure that the Nominating and Governance Committee, in performing its responsibilities to review trustee candidates and recommend candidates to the Board of Trustees for election, includes candidates with a diversity of ethnicity, race, gender and other personal characteristics in each pool of candidates from which Board of Trustee nominees are chosen. The revised Corporate Governance Guidelines and Policies are available on the Trust's website at: www.uhrit.com. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

Audit Committee. The Audit Committee met ten times in 2017. Current members of this Committee are James E. Dalton, Jr., who serves as the Audit Committee Chairman, Robert F. McCadden and Gayle L. Capozzalo (effective as of March, 2018).

Our Board of Trustees has determined, in its business judgment, that each member of the Audit Committee qualifies as independent to the applicable SEC rules and regulations and the listing standards of the NYSE and is financially literate and that James E. Dalton, Jr. and Robert F. McCadden qualify as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints our independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of our internal accounting and control procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

Advisory Agreement:    UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement (the “Advisory Agreement”) dated December 24, 1986. Pursuant to the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. All transactions between us and UHS must be approved by the Trustees who are unaffiliated with UHS (the “Independent Trustees”). In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor. The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Independent Trustees, that the Advisor’s performance has been satisfactory. Our advisory fee was 0.70% during each of 2017, 2016 and 2015 of our average invested real estate assets, as derived from our consolidated balance sheet. In December of 2017, based upon a review of our advisory fee and other general and administrative expenses as compared to an industry peer group, the Advisory Agreement was renewed for 2018 pursuant to the same terms as the Advisory Agreement in place during the last three years.

The average real estate assets for advisory fee calculation purposes exclude certain items from our consolidated balance sheet such as, among other things, accumulated depreciation, cash and cash equivalents, base and bonus rent receivables, deferred charges and other assets. The advisory fee is payable quarterly, subject to adjustment at year-end based upon our audited financial statements. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. No incentive fees were paid during 2017, 2016 or 2015 since the incentive fee requirements were not achieved. Advisory fees incurred and paid (or payable) to UHS amounted to $3.6 million during 2017, $3.3 million during 2016 and $2.8 million during 2015 and were based upon average invested real estate assets of $511 million, $466 million and $401 million during 2017, 2016 and 2015, respectively.

Leases:    We commenced operations in 1986 by purchasing properties of certain subsidiaries from UHS and immediately leasing the properties back to the respective subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms. The current base rentals and lease and renewal terms for each of the three hospital facilities leased to subsidiaries of UHS are provided below. The base rents are paid monthly and each lease also provides for additional or bonus rents which are computed and paid on a quarterly basis based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The three hospital leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

The combined revenues generated from the leases on the UHS hospital facilities accounted for approximately 25% of our total revenue for the five years ended December 31, 2017 (approximately 22%, 24% and 25% for the years ended December 31, 2017, 2016 and 2015 respectively). Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 95%, the leases on the UHS hospital facilities accounted for approximately 20% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2017 (approximately 19% for each of the years ended December 31, 2017 and 2016, and 20% for the year ended December 31, 2015). In addition, we have seventeen MOBs, or free-standing emergency departments (“FEDs”), that are either wholly or jointly-owned by us, that include tenants which are subsidiaries of UHS.

Pursuant to the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which governs the leases of all hospital properties with subsidiaries of UHS, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, the Master Lease, as amended during 2006, includes a change of control provision whereby UHS has the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the three leased hospital properties listed below at their appraised fair market value. Additionally, UHS has rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer.

The table below details the existing lease terms and renewal options for our three acute care hospitals operated by wholly-owned subsidiaries of UHS:

Hospital Name	Annual Minimum Rent	End of Lease Term	Renewal Term (years)
McAllen Medical Center	$5,485,000	December, 2021	10	(a)
Wellington Regional Medical Center	$3,030,000	December, 2021	10	(b)
Southwest Healthcare System, Inland Valley Campus	$2,648,000	December, 2021	10	(b)

(a)	UHS has two 5-year renewal options at existing lease rates (through 2031).
(b)	UHS has two 5-year renewal options at fair market value lease rates (2022 through 2031).

Management cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates or fair market value lease rates, or any of our other leases, will be renewed at the end of their lease term. If the leases are not renewed at their current rates or the fair market value lease rates, we would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to us than the current leases. In addition, if subsidiaries of UHS exercise their options to purchase the respective leased hospital or FED facilities upon expiration of the lease terms, our future revenues could decrease if we were unable to earn a favorable rate of return on the sale proceeds received, as compared to the rental revenue currently earned pursuant to these leases.

In April, 2017, the recently constructed Henderson Medical Plaza MOB received its certificate of occupancy. Henderson Medical Plaza is located on the campus of the Henderson Hospital Medical Center, a newly constructed acute care hospital that is owned and operated by a subsidiary of UHS and was completed and opened during the fourth quarter of 2016.  A ground lease has been executed between the limited liability company that owns the MOB and a subsidiary of UHS, the terms of which include a seventy-five year lease term with two, ten-year renewal options at the lessee’s option at an adjusting lease rate. We have invested net cash of approximately $12.4 million on the development and construction of this MOB as of December 31, 2017.

During the first quarter of 2015, we purchased from wholly-owned subsidiaries of UHS, the real property of two newly-constructed and recently opened FEDs located in Weslaco and Mission, Texas. Each FED consists of approximately 13,600 square feet and is operated by wholly-owned subsidiaries of UHS. In connection with these acquisitions, ten-year lease agreements with six, 5-year renewal terms were executed with UHS for each FED. The first four, 5-year renewal terms (covering years 2025 through 2044) include 2% annual lease rate increases, computed on a cumulative and compounded basis, and the last two, 5-year renewal terms (covering the years 2045 through 2054) will be at the then fair market value lease rates. These leases are cross-defaulted with one another. UHS has the option to purchase the leased properties upon the expiration of the fixed term and each five-year extended term at the fair market value at that time. The aggregate acquisition cost of these facilities was approximately $12.8 million, and the aggregate rental revenue earned by us at the commencement of the leases is approximately $900,000 annually.

Officers and Employees:    Our officers are all employees of a wholly-owned subsidiary of UHS and although as of December 31, 2017 we had no salaried employees, our officers do typically receive annual stock-based compensation awards in the form of restricted stock. In special circumstances, if warranted and deemed appropriate by the Compensation Committee of the Board of Trustees, our officers may also receive one-time compensation awards in the form of restricted stock and/or cash bonuses.

Share Ownership:    As of December 31, 2017 and 2016, UHS owned 5.7% and 5.8%, respectively, of our outstanding shares of beneficial interest.

SEC reporting requirements of UHS:    UHS is subject to the reporting requirements of the Securities and Exchange Commission (“SEC”) and is required to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Since the leases on the hospital facilities leased to wholly-owned subsidiaries of UHS comprised approximately 22%, 24% and 25% of our consolidated revenues for the years ended December 31, 2017, 2016 and 2015, respectively, and since a subsidiary of UHS is our Advisor, you are encouraged to obtain the publicly available filings for Universal Health Services, Inc. from the SEC’s website. These filings are the sole responsibility of UHS and are not incorporated by reference herein.

Review, Approval and Ratification of Related Party Transactions

Pursuant to our Code of Business Conduct and Ethics, all employees, officers and Trustees of the Trust, including family members and entities in which such persons have an interest (except any other publicly traded company in which such persons have less than a 5% interest) should avoid any relationship or financial interest which gives rise to an actual or potential conflict of interest between us and the employee, officer or Trustee. If an employee, officer or Trustee becomes aware of an actual or potential conflict of interest, he or she should promptly bring it to the attention of, and disclose all material facts to, one or more of a supervisor, a member of our legal staff, or the Chairperson of the Nominating & Governance Committee of the Board.

Pursuant to Section 4.9 of our Declaration of Trust, we may not engage in a transaction with any employee, officer, agent or Trustee of the Trust or with any employee, officer, agent or director of the Advisor, or any affiliate thereof except to the extent that such transaction has been approved or ratified by a majority of the Trustees who do not have an interest in the transaction. We may not engage in a transaction with our Advisor or any affiliate thereof (such as UHS) except to the extent that such transaction has been approved or ratified by a majority of the Independent Trustees. In approving or rejecting the proposed agreement, the Trustees will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on Trustee independence. In general, the Trustees shall only approve those agreements that, in light of known circumstances, are in our best interests and that are fair and reasonable to us and our shareholders. For certain transactions with related persons, our Declaration of Trust requires that, based on an independent real estate appraiser, the total consideration is not in excess of the appraised value of the interest in the real property being acquired or disposed of, as applicable. If a transaction involves payments by us for services rendered (other than as Advisor, officer or Trustee), our Declaration of Trust requires that the payments made by us may not be in excess of payments made by third-parties to the related person for comparable services in the same geographic area and may not be in excess of fees charged by parties unrelated to us for comparable services in the same geographic area. All of our transactions with UHS and our Advisor were approved by a majority of our Independent Trustees.

AUDIT COMMITTEE REPORT

The Board of Trustees is committed to the accuracy and integrity of the Trust’s financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent auditors’ report on, each audit of our consolidated financial statements and internal controls;
•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements;
•	significant developments in accounting rules;
•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and
•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter which was originally adopted by the Board of Trustees in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Trustees has determined that each of the members of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Trustees that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2017:

•	First, the Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits.
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Second, the Audit Committee met with the independent auditors, without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

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Third, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

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Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States).

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Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

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Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Trust.

The Audit Committee reviewed our financial statements with the Board of Trustees and discussed them with KPMG LLP during the 2017 fiscal year, along with the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with KPMG LLP its independence. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standard No. 16, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. Based on these discussions with KPMG LLP and management and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in our 2017 Annual Report on Form 10-K, as filed on February 28, 2018.

AUDIT COMMITTEE
James E. Dalton, Jr., Chairman
Robert F. McCadden

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the 2017 and 2016 fiscal years and has been selected to serve in that capacity for us for the 2018 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2017 and 2016:

	2017	2016
Audit fees	$720,800	$720,000
Audit-related fees	—	—
Tax fees	197,805	205,850
All other fees	—	—
Total	$918,605	$925,850

Audit fees for 2017 and 2016 consisted primarily of professional services rendered to us or various audits of limited liability companies in which we hold equity interests. Such audit services include audits of financial statements, audit of the effectiveness of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings. Included in the 2017 audit fees were services incurred in connection with an at-the-market equity issuance program as well as fees related to our 2017 acquisitions.

Tax fees for professional services rendered in 2017 and 2016 consisted primarily of the preparation of federal and state income tax returns and consultation on various tax matters related to us or limited liability companies in which we hold equity interests.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 26, 2018

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 13, 2018. Vote by Internet • Go to www.envisionreports.com/UHT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Trustees recommends a vote FOR the listed nominees in Proposal 1, and FOR Proposals 2 and 3. 1. Election of Trustees: 01 - Marc D. Miller For Withhold + 02 - Gayle L. Capozzalo 2. Advisory (nonbinding) vote to approve named executive officer compensation. For Against Abstain 3. To ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2018. For Against Abstain Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders. Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. 1 U P X 02SPNA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Universal Health Realty Income Trust This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders To Be Held on June 13, 2018 Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust (the “Trust”) held of record by the undersigned on April 16, 2018 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Wednesday, June 13, 2018 at the offices of the Trust at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked. (This proxy is continued on reverse side) PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.